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                                                                Exhibit 10.26
Norwest Bank Nebraska, N.A.
Post Office Box 3408
Omaha, Nebraska  68103



June 26, 1996


Mr. Gregory J. Duman
Chief Financial Officer
Transaction Systems Architects, Inc.
Applied Communications, Inc.
U.S. Software, Inc.
330 South 108th Avenue
Omaha, NE  68154-2684

Dear Greg:

We are pleased to advise you that Norwest Bank Nebraska, National Association (the "Bank") has approved the renewal of your revolving conditional line of credit (the "Line") for your companies subject to the following terms and conditions:

BORROWER
The credit facility will be provided to Transaction Systems Architects, Inc., Applied Communications, Inc. and U.S. Software, Inc. as co-borrowers (the "Borrowers").

CREDIT FACILITY
$10,000,000 revolving conditional line of credit to support short term cash needs of Borrowers.

TERM AND RATE
The Line will have an ultimate maturity of June 30, 1997 and will be priced at 200 basis points over the 30 day LIBOR floating. The Line will then re-price every 30 days corresponding to the time period established in the base rate. Interest will be payable monthly.

COLLATERAL
The Line will be secured with a first security interest in the accounts receivable of Borrowers.

FINANCIAL REPORTING
The Borrowers will provide the Bank a copy of its 10(Q) report within 60 days of each quarter end and its 10(K) report within 120 days of the fiscal year end.

From time to time the Borrowers will provide the Bank such additional information regarding the financial condition of the Borrowers as the Bank may reasonably require.

FINANCIAL COVENANTS
The Borrowers will maintain a minimum working capital level of $6,000,000 during the term of this agreement. Working capital shall mean the total of current assets minus the total of current liabilities of the Borrowers. Current assets are cash and other assets that are expected to be converted into cash, sold or consumed within one year or less. For this definition, prepaid expenses will not be classified as current assets. Current liabilities are obligations of the Borrowers that are expected to be liquidated in one year or less. All debt to affiliates, stockholders, officers or employees will be classified as a current liability.

The Borrowers will inform the Bank of any material change relating to a cahnge in the dividend policy, changes in management or additional indebtedness.


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MISC.
The line may be terminated if adverse conditions develop at any time, whether before or after acceptance of this letter, affecting the Borrowers' affairs, financial or otherwise.

All reasonable expenses, charges, costs and fees of the Bank incurred in connection with the loan, including all fees and expenses of attorneys retained by Bank will be paid by the Borrowers.

We appreciate the opportunity to provide this credit facility to you. If you have any questions or concerns, please feel free to give me a call.

Your signature below indicates that you have read this letter, that you understand its terms and that you are authorized by the Borrowers to approve its terms and do so.

Sincerely,

NORWEST BANK NEBRASKA
NATIONAL ASSOCIATION

By:   /S/  DEEANN K. WENGER
   ------------------------
Its Assistant Vice President
(Telephone:  536-2627)

Accepted this 28 day of June, 1996. The proceeds of the loans if any, made under the Line will be used for business purposes exclusively.

Transaction Systems Architects, Inc.             Applied Communications, Inc.

By:  /S/  GREGORY J. DUMAN                  By:  /S/ GREGORY J. DUMAN
   -----------------------                      ----------------------
Its: CFO                                    Its: CFO

By: /S/  JOHN MOREY
   ----------------
Its: CFO


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